EXHIBIT 99.1

COHEN & COMPANY TO ACQUIRE JVB FINANCIAL HOLDINGS

Acquisition Expands Distribution Capabilities in the Broker Dealer Marketplace

64 Registered Representatives, and Total Staff of 82, to Join Cohen & Company

Philadelphia, PA and New York, NY – September 14, 2010 Cohen & Company Inc. (AMEX: COHN), a leading investment firm specializing in credit-related fixed income investments, today announced the signing of a definitive agreement pursuant to which Cohen Brothers, LLC (“Cohen Brothers”), a majority-owned subsidiary of Cohen & Company, will acquire JVB Financial Holdings, LLC (“JVB”) for $16.6 million in cash and equity.

JVB is a privately-held investment firm specializing in the wholesale distribution of fixed income securities. For the twelve months ended December 31, 2009 and the six months ended June 30, 2010, JVB generated revenues of $27.7 million and $13.4 million, respectively, and net income of $5.1 million and $1.2 million, respectively. All JVB balances and results are unaudited.

Daniel G. Cohen, Cohen & Company Chairman and Chief Executive Officer, said, “We believe that our acquisition of JVB will significantly broaden Cohen & Company’s reach and presence in the fixed income securities market, while further solidifying our focus on providing a superior value to our customers in trading fixed income products. This acquisition fits neatly into our strategic initiative to prudently grow our fixed income platform, and we look forward to working with the JVB team to drive stronger results and returns for the benefit of our stockholders.”

Vincent W. Butkevits, III, President and Chief Executive Officer of JVB, noted, “We are delighted with this combination and the future prospects we expect it to create for our combined businesses. Our employees are among our most valuable assets, and given Cohen & Company’s capital resources and position in the fixed income markets, we believe this transaction and being part of a larger, stronger organization will provide significant, additional opportunities for them.”

Cohen & Company will finance the transaction with approximately $12.7 million in available cash on hand and $3.9 million in Cohen & Company common stock and Cohen Brothers restricted membership units. Sixty-four percent of all consideration is being paid to JVB owner-employees who are signing three-year employment contracts to continue as employees of the combined company. The $16.6 million total transaction value is subject to adjustment based on JVB’s closing tangible net worth. In addition, $2.9 million of the cash consideration ($2.5 million of which will be paid out over a period of three years) and $2.5 million of the equity consideration will be subject to forfeiture based on the continued performance of the JVB owner-employees during the three-year period following the closing of the transaction.

The transaction, which is expected to close during the fourth quarter of 2010, is subject to customary closing conditions, including regulatory approval. An application for FINRA approval will be submitted this week. Approval by Cohen & Company’s shareholders is not required.

Upon the closing of the transaction, one director chosen by the former members of the JVB Board of Directors will join the Cohen & Company Board of Directors.

About Cohen & Company

Cohen & Company is a leading investment firm specializing in credit-related fixed income investments. Cohen & Company was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown over the past ten years into a more diversified fixed income specialist. The Company’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products. The Asset Management segment manages assets through listed and private companies, funds, managed accounts and collateralized debt obligations. As of June 30, 2010, Cohen & Company managed approximately $14.5 billion in credit-related fixed income assets in a variety of asset classes, including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities.

About JVB

Headquartered in Boca Raton, Florida, JVB Financial Group, LLC (member FINRA, SIPC) operates as an investment firm specializing in the wholesale distribution of fixed income securities. With additional offices in New York City, Philadelphia, Baltimore, Frederick, MD and Charlotte, NC, JVB serves the Dealer, Institutional, and Advisor markets, distributing in a variety of asset classes including Certificates of Deposit, Investment-Grade Corporates, High-Yield Corporates, Government Agencies, Municipal Bonds, Mortgage-Backed Securities, Asset-Backed Securities, Foreign/Sovereign Debt, and Structured Products.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “anticipate,” “predict,” “project,” “forecast,” “potential,” “continue” negatives thereof or similar expressions. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future and are not guarantees. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.

While we cannot predict all of the risks and uncertainties, they include, but are not limited to, the fact that the we may not realize the anticipated synergies, cost savings and growth opportunities from the transaction, as well as those risks and uncertainties described in “Item 1A – Risk

Factors” included in Cohen & Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. All subsequent written and oral forward-looking statements concerning other matters addressed in this release and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this release. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

Investors:	Media:
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden, 212-895-8665
Chief Financial Officer	jgolden@joelefrank.com
investorrelations@cohenandcompany.com